Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-229886), on Form S-4 (No. 333-107556) and on Form S-8 (Nos. 333-98877, 333-142452, 333-155587, 333-163106, 333-181177, 333-184792, 333-194243, 333-219566, 333-224587, 333-226398, 333-158069 and 333-253046) of our report dated February 12, 2021, except for the changes described in the first four paragraphs of note 1, the third paragraph of note 2 and the first paragraph of note 17, as to which the date is February 11, 2022, with respect to the consolidated financial statements of General Electric Company.

/s/ KPMG LLP

Boston, Massachusetts
February 11, 2022